Exhibit 99.5

FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS ANNOUNCES

SALE OF FACILITY IN COVENTRY, UK

Company Remains Focused on Creating Value Through US Operations

SAINT LOUIS, Mo. (April 23, 2009) PR Newswire/First Call/ — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company” or “Isle”) today announced that they have entered into a definitive agreement and completed a transaction with The Rank Group PLC (“Rank”) to sell the Company’s casino asset and take over the existing leased premises at the Ricoh Arena in Coventry, UK.

The Company made the announcement after previously indicating its intention to exit its international operations in order to focus on continuing to improve operating results and increase free cash flow from its domestic property portfolio.  The total price for the acquisition by Rank is £650,000, or an approximate current U.S. value of $940,000.  In conjunction with the transaction, the Company also executed a buy-out of the Company’s obligations under the Coventry casino lease for £7.7 million, or an approximate current U.S. value of $11.2 million, and releases Isle from its parent guaranty under the lease.

Donn Mitchell, senior vice president of UK operations, said, “We have taken a significant step forward in our plans to focus on U.S. operations by arranging for a discounted buy-out of the Coventry casino lease and sale of the Coventry casino operations to Rank.  We are very pleased with the outcome of this transaction as the deal enables us to strategically exit the UK on good terms from all ongoing financial obligations, including our lease with the Ricoh arena.  Additionally, the property will continue to operate under the management of one of the top UK gaming companies, so we do not expect the impact of a closure to be felt by employees or patrons.  We built a magnificent facility in Coventry hoping to take advantage of changes in the UK gaming laws that did not occur, and have executed this deal in order to substantially mitigate the negative financial impact we expected to incur should we have continued to operate our facility there moving forward.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 17 casino properties. The Company owns and operates casinos domestically in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri, two casinos in Black Hawk, Colorado, and a casino and harness track in Pompano Beach, Florida.  More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may contain forward-looking statements which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing and other regulatory conditions, the economy, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition and results of operations is included in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the most recently ended fiscal year.  This and other information is available through the Securities and Exchange Commission at www.sec.gov, or through the Company’s website, www.islecorp.com.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Haynes, Senior Director of Corporate Communication-314.813.9368

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